UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File Number 000-26966
Date of Report: April 1, 2008

ADVANCED ENERGY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	84-0846841
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1625 SHARP POINT DRIVE, FORT COLLINS, COLORADO 80525
(Address of principal executive offices)
(970) 221-4670
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 1, 2008, Advanced Energy, Inc. (the “Company”) entered into an Executive Change in Control Agreement with Hans Georg Betz, President and Chief Executive Officer. The term of the agreement ends March 29, 2009, subject to automatic renewal for successive additional one-year periods. If the Company terminates Dr. Betz’s employment without Cause or if Dr. Betz terminates his employment for Good Reason upon or within six months following a Change in Control (as such capitalized terms are defined in the agreement), then Dr. Betz will be entitled to the following severance: (i) two times his then current base salary and target bonus (the “Termination Payment”), (ii) continuation of health benefits for up to 18 months, (iii) full vesting of all unvested equity awards, (iv) a payment equal to the contributions that would have been made for his benefit under the Company’s retirement plans if his employment had continued for an additional twelve months; and (v) reimbursement for outplacement services.
     On April 1, 2008, the Company entered into Executive Change in Control Agreements with each of Lawrence D. Firestone, Executive Vice President and Chief Financial Officer, and Yuval Wasserman, Executive Vice President, Sales, Service and Marketing. The terms of these agreements are substantially the same as those contained in Dr. Betz’s agreement, except that the Termination Payment for Messrs. Firestone and Wasserman would be equal to one times then current base salary and target bonus.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits:

10.1	Executive Change in Control Agreement between the Company and Hans Georg Betz
10.2	Executive Change in Control Agreement between the Company and Lawrence D. Firestone
10.3	Executive Change in Control Agreement between the Company and Yuval Wasserman

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED ENERGY INDUSTRIES, INC.

Date: April 4, 2008

/s/ Lawrence D. Firestone

Lawrence D. Firestone
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Change in Control Agreement between the Company and Hans Georg Betz

10.2	Executive Change in Control Agreement between the Company and Lawrence D. Firestone

10.3	Executive Change in Control Agreement between the Company and Yuval Wasserman